As filed with the Securities and Exchange Commission on June 9, 2015

Registration No. 333-203163

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 5

to

FORM S-11

FOR REGISTRATION

Under

THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

Seritage Growth Properties

(Exact Name of Registrant as Specified in Its Governing Instruments)

Seritage Growth Properties

3333 Beverly Road

Hoffman Estates, Illinois 60179

(847) 286-2500

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Robert A. Riecker

c/o Sears Holdings Corporation

3333 Beverly Road

Hoffman Estates, Illinois 60179

(847) 286-2500

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Kristin M. Coleman, Esq. Senior Vice President, General Counsel and Corporate Secretary Sears Holdings Corporation 3333 Beverly Road Hoffman Estates, Illinois 60179 (847) 286-2500	Daniel A. Neff, Esq. Robin Panovka, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This registration statement has been prepared on a prospective basis on the assumption that, among other things, the offering (as described in the prospectus which is a part of this registration statement) and the related transactions (including the negotiation, execution and performance of the agreements referred to in the prospectus) and approvals contemplated to occur prior to or contemporaneously with the offering will be consummated as contemplated by the prospectus. There can be no assurance, however, that any or all of such transactions will occur or will occur as so contemplated. Any significant modifications to or variations in the transactions contemplated will be reflected in an amendment or supplement to this registration statement.

EXPLANATORY NOTE

This Amendment No. 5 to Form S-11 is being filed for the sole purpose of filing certain exhibits to the Registration Statement (Reg. No. 333-203163) and to reflect such exhibits in the Exhibit Index. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibits. No change is made to the preliminary prospectus constituting Part I of the Registration Statement, which is being omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.	Other Expenses of Issuance and Distribution.

The following table itemizes the expenses incurred by us in connection with the issuance and registration of the securities being registered hereunder. All amounts shown are estimates except the SEC registration fee.

SEC registration fee (1)	$183,199
Accounting and advisory fees and expenses (1)	3,500,000
Legal fees and expenses (1)	2,000,000
Printing and engraving expenses (1)	250,000
Subscription agent, information agent and registrar fees and expenses (1)	100,000
Miscellaneous (1)	100,000

Total (1)	$6,133,199

(1)	Sears Holdings is bearing all expenses incurred in connection with the issurance and distribution of the securities registered under this Registration Statement.

Item 32.	Sales to Special Parties.

None.

Item 33.	Recent Sales of Unregistered Securities.

On June 3, 2015, Benjamin Schall, our Chief Executive Officer and President, purchased 100 shares of beneficial interest pursuant to an exemption from registration provided by Section 4(a)(2) of the Securities Act. Mr. Schall paid an aggregate of $2,958.00 for such shares, a per share price equal to the subscription price in the rights offering.

Item 34.	Limitation of Trustees’ and Officers’ Liability and Indemnification.

Maryland law permits a Maryland REIT to include in its declaration of trust a provision eliminating the liability of its trustees and officers to the REIT and its shareholders for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty that is established by a final judgment and that is material to the cause of action. Seritage Growth’s declaration of trust contains a provision that eliminates the liability of our trustees and officers to the maximum extent permitted by Maryland law.

The MRL permits a Maryland REIT to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the MGCL for directors, officers, employees and agents of a Maryland corporation. The MGCL requires a Maryland corporation (unless its charter provides otherwise) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by the corporation or in its right in which the director or officer was adjudged liable to the corporation or in a suit in which the director or officer was adjudged liable on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that a personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon our receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by or on behalf of the director or officer to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Seritage Growth’s declaration of trust authorizes Seritage Growth to obligate itself, and Seritage Growth’s bylaws obligate it, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former trustee or officer who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; or

•	any individual who, while a trustee or officer of the company and at the company’s request, serves or has served as a trustee, director, officer, partner, member or manager of another real estate investment trust, corporation, partnership, joint venture, trust, limited liability company, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

Seritage Growth’s declaration of trust and bylaws also permit it to indemnify and advance expenses to any person who served a predecessor of Seritage Growth in any of the capacities described above and to any employee or agent of Seritage Growth or a predecessor of Seritage Growth.

Item 35.	Treatment of Proceeds from Stock Being Registered.

None of the proceeds will be contributed to an account other than the appropriate capital account.

Item 36.	Financial Statements and Exhibits.

(A) Financial Statements. See Index to Combined Financial Statements and the related notes thereto.

(B) Exhibits. The following exhibits are filed as part of, or incorporated by reference into, this registration statement on Form S-11:

Exhibit

2.1	Subscription, Distribution and Purchase and Sale Agreement, dated as of June 8, 2015, by and between Seritage Growth Properties and Sears Holdings Corporation

3.1**	Form of Articles of Amendment and Restatement of Declaration of Trust of Seritage Growth Properties

3.2**	Form of Bylaws of Seritage Growth Properties

3.3	Declaration of Trust of Seritage Growth Properties

4.1**	Form of Certificate of Class A Common Share of Seritage Growth Properties

4.2**	Form of Rights Certificate

5.1	Opinion of Venable LLP with respect to the securities to be registered

8.1**	Opinion of Wachtell, Lipton, Rosen & Katz with respect to tax matters

10.1**	Form of Partnership Agreement of Seritage Growth Properties, L.P.

10.2**	Form of Indemnification Agreement between Seritage Growth Properties and its trustees and executive officers

10.3**	Form of Master Lease, by and between Seritage Growth Properties, L.P. and Sears Holdings Corporation

10.5**	Form of Transition Services Agreement, by and between Seritage Growth Properties, L.P. and Sears Holdings Management Corporation

10.6**	Form of Seritage Growth Properties 2015 Share Plan

10.7**	Form of Registration Rights Agreement, by and between Seritage Growth Properties, Seritage Growth Properties, L.P. and ESL Investments, Inc.

10.8**	Employment Agreement, dated April 17, 2015, between Benjamin Schall and Seritage Growth Properties

10.9**	Letter Agreement, dated April 30, 2015, among Seritage Growth Properties, Seritage Growth Properties, L.P. and Benjamin Schall

10.10**	Letter Agreement, dated May 15, 2015, between Matthew Fernand and Seritage Growth Properties

10.11**	Letter Agreement, dated May 13, 2015, between James Bry and Seritage Growth Properties

10.12**	Commitment Letter, dated as of May 27, 2015, by and among, Sears Holdings Corporation, Seritage Growth Properties and the Lender parties named therein.

21.1**	List of Subsidiaries

23.1	Consent of Venable LLP (included in Exhibit 5.1)

23.2**	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.1)

23.3**	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.4**	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.5**	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.6**	Consent of David S. Fawer to be named as a nominee

Exhibit

23.7**	Consent of Edward S. Lampert to be named as a nominee

23.8**	Consent of Thomas M. Steinberg to be named as a nominee

23.9**	Consent of Kenneth T. Lombard to be named as a nominee

23.10**	Consent of John T. McClain to be named as a nominee

23.11**	Consent of Duff & Phelps, LLC, Independent Financial Advisor

23.12**	Consent of Cushman & Wakefield

99.1**	Form of Instruction for use of Seritage Growth Properties Subscription Rights Certificates

99.2**	Form of Letter to Stockholders Who Are Record Holders

99.3**	Form of Letter to Nominee Holders Whose Clients Are Beneficial Holders

99.4**	Form of Letter to Clients of Nominee Holders

99.5**	Form of Nominee Holder Certification

99.6**	Form of Beneficial Owner Election

99.7	Fairness Opinion of Duff & Phelps, LLC, Independent Financial Advisor

*	To be filed by amendment.
**	Previously filed.

Item 37.	Undertakings.

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

(2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(e) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(f) Insofar as indemnification of liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(g) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hoffman Estates, State of Illinois, on this 9th day of June, 2015.

SERITAGE GROWTH PROPERTIES

By:	/s/ Benjamin Schall
Benjamin Schall
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Benjamin Schall Benjamin Schall	Trustee, Chief Executive Officer and President (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	June 9, 2015